Exhibit 99.1

InSite Vision Reports Full Year and Fourth Quarter 2011 Financial Results

Alameda, Calif., February 28, 2012 – InSite Vision Incorporated (OTCBB: INSV) today reported operating and financial results for the full year and quarter ended December 31, 2011. Revenues for the year ended December 31, 2011 were $15.9 million compared to $11.9 million for the same period in 2010. Revenues for the fourth quarter of 2011 were $3.1 million compared to $3.9 million for the same period in 2010. As of December 31, 2011, cash, cash equivalents and short-term investments totaled $26.4 million.

“We made significant strides in 2011 to position InSite Vision as a leading global developer of innovative ophthalmic therapeutics for front-of-eye conditions,” said Timothy Ruane, InSite’s Chief Executive Officer. “Most notably, we initiated the SPA-approved Phase 3 DOUBle clinical study of AzaSite Plus and DexaSite for the treatment of blepharitis, BromSite is poised to begin Phase 3 testing for post-surgical ocular inflammation and we advanced pipeline candidates for dry-eye disease. All our 2012 clinical and regulatory efforts are focused toward the goal of facilitating multiple New Drug Applications in 2013. 2012 promises to be another busy and successful year as we continue to execute on our strategy.”

Corporate and Commercial Updates

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In November 2011, InSite initiated the Dual Ophthalmic agents Used in Blepharitis (DOUBle) Phase 3 pivotal trial to evaluate AzaSite Plus™ and DexaSite™ simultaneously for the treatment of blepharitis, a common and chronic inflammation of the eyelid. The DOUBle study will seek to enroll approximately 900 patients suffering from moderate-to-severe blepharitis in a four-arm trial designed to evaluate the efficacy and safety of both product candidates. InSite Vision obtained a Special Protocol Assessment from the U.S. Food and Drug Administration in May 2011. To date, InSite has enrolled 211 patients in the DOUBle study and expects to complete the trial and announce top-line results in late 2012 or early 2013.

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In November 2011, InSite announced that a United States Patent and Trademark Office (USPTO) panel of judges found in favor of the company in its patent interference litigation with the University of California, San Francisco (UCSF), and have confirmed the inventorship of InSite’s U.S. Patent Nos. 6,239,113 and 6,569,443 protecting AzaSite®. In January 2012, UCSF filed an appeal of the USPTO’s judgment in favor of InSite.

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In October 2011, InSite announced positive top-line results from a Phase 2 pharmacokinetic study comparing the tissue penetration profile of InSite’s BromSite (ISV-303; 0.075% bromfenac in DuraSite) with ISTA Pharmaceuticals’ Bromday™ (bromfenac ophthalmic solution) 0.09%. Study results showed that BromSite administered once-daily achieves greater than twice the tissue penetration of Bromday. InSite plans to initiate a Phase 3 clinical trial of BromSite in mid-2012.

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AzaSite® (azithromycin ophthalmic solution) 1% royalties for the fourth quarter of 2011 were $2.2 million compared to $3.3 million in same period of 2010. AzaSite is marketed in the United States by Merck for the treatment of bacterial conjunctivitis. The AzaSite royalty under Merck decreased by 32 percent during the fourth quarter of 2011 compared to the same period in 2010. For the full year, AzaSite royalties totaled $13.9 million in 2011 compared to $10.7 million in 2010, representing a decrease of six percent in net sales of AzaSite which was offset by the $3.9 million minimum royalty true-up payment from Merck.

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Besivance® (besifloxacin ophthalmic suspension) 0.6%, marketed by Bausch + Lomb for the treatment of bacterial conjunctivitis, saw significant increases in both prescription and revenue amounts compared to the fourth quarter 2010. InSite recorded approximately $0.5 million of Besivance royalty revenue in the fourth quarter of 2011 compared to $0.1 million in same period of 2010. Year to date, Besivance royalties were $1.2 million in 2011 compared to $0.5 million in the same period of 2010.

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In December 2011, Timothy McInerney was elected Chairman of InSite’s Board of Directors. Mr. McInerney has served as a member of the Board of Directors since 2008 and is Chairman of the Board’s Nomination and Governance Committee as well as a member of the Board’s Audit Committee. Evan Melrose, M.D. resigned from InSite’s Board in November 2011 in order to focus on current and new investment funds.

Full Year 2011 Results Summary

Revenues for the year ended December 31, 2011 were $15.9 million compared to $11.9 million for the same period in 2010. 2011 revenues included $13.9 million in royalties from Merck for AzaSite compared to $10.7 million in 2010. Royalties from Merck increased by $3.2 million compared to 2010 primarily due to an additional $3.9 million minimum royalty true-up payment for the fiscal year ended September 30, 2011. This increase was partially offset by a six percent decrease in AzaSite royalties based on net sales.

InSite Vision also received royalties from global net sales of Besivance. The royalties from net sales of Besivance increased to $1.2 million for the year ended December 31, 2011 from $0.5 million for the same period in 2010.

Research and development (R&D) expenses for the year ended December 31, 2011 were $7.3 million compared to $5.0 million for the 2010 fiscal year. The increase was primarily related to Phase 2 pharmacokinetic clinical study costs for BromSite and start up costs for the DOUBle AzaSite Plus/DexaSite Phase 3 clinical trial.

General and administrative (G&A) expenses for the year ended December 31, 2011 were $5.6 million compared to $4.5 million in 2010. The increase was primarily related to higher personnel-related costs due to an increase in headcount to manage our clinical trials and higher legal expenses pertaining to patent litigation.

Change in fair value of warrant liability resulted in income of $2.2 million for the year ended December 31, 2011. The income resulted from a decrease in the fair value of our warrant liability that was initially valued as of July 18, 2011 and revalued as of December 31, 2011. The decrease in fair value was primarily driven by a decrease in our stock price.

Net loss for the year ended December 31, 2011 was $6.9 million, or $0.06 per share, compared to a net loss of $9.6 million, or $0.10 per share, in 2010.

InSite Vision had cash, cash equivalents and short-term investments of $26.4 million at December 31, 2011. Total operating cash usage in 2011 was $9.1 million.

Fourth Quarter 2011 Results Summary

Royalty revenues decreased by $0.8 million to $3.1 million for the fourth quarter 2011 compared to $3.9 million in the same period in 2010. The decrease was primarily due to a 32 percent decrease in AzaSite royalties from Merck in the fourth quarter 2011 compared to the same period in 2010. The decrease was partially offset by a $0.4 million increase in royalties from net sales of Besivance.

R&D expenses for the fourth quarter 2011 were $2.9 million compared to $1.4 million in the fourth quarter 2010. The increase was primarily related to the DOUBle AzaSite Plus/DexaSite Phase 3 clinical trial. G&A expenses for the fourth quarter 2011 were $1.2 million compared to $1.3 million in the fourth quarter 2010. The decrease was primarily related to higher legal expenses pertaining to patent litigation in the fourth quarter of 2010. Change in fair value of warrant liability resulted in income of $0.8 million in the fourth quarter of 2011. The income resulted from a decrease in the fair value our warrant liability, which was primarily driven by a decrease in our stock price.

Net loss for the fourth quarter of 2011 was $3.2 million, or $0.02 per share, compared to a net loss of $1.9 million, or $0.02 per share, in the fourth quarter 2010.

Conference Call

InSite Vision will host a conference call today beginning at 4:30 p.m. Eastern Time to provide a general business overview and discuss fourth quarter and year-end 2011 financial results. Analysts and investors can listen to the conference call by dialing 877-407-8035 for domestic callers and 201-689-8035 for international callers. The live conference call will also be webcast and available on the Investor Relations page of the company’s website at www.insitevision.com. A telephone replay will be available following the conclusion of the call by dialing (877) 660-6853 for domestic callers and (201) 612-7415 for international callers. All callers will need to enter the account number 286 and conference ID 388982. This press release will be furnished to the Securities and Exchange Commission on a Current Report on Form 8-K and posted to the company’s website prior to the conference call.

About InSite Vision

InSite Vision is advancing new and superior ophthalmologic products for unmet eye care needs. The company’s product portfolio utilizes InSite Vision’s proven DuraSite® bioadhesive polymer core technology, an innovative platform that extends the duration of drug retention on the surface of the eye, thereby reducing frequency of treatment and improving the efficacy of topically delivered drugs. The DuraSite platform is currently leveraged in two commercial products for the treatment of bacterial eye infections, AzaSite® (azithromycin ophthalmic solution) 1%, marketed in the U.S. by Merck, and Besivance® (besifloxacin ophthalmic suspension) 0.6%, marketed by Bausch + Lomb. InSite Vision’s clinical-stage ophthalmic product pipeline includes AzaSite Plus™ and DexaSite™ for the treatment of eye infections, BromSite™ (ISV-303) for pain and swelling associated with ocular surgery, and ISV-101 for the treatment of dry eye disease. For further information on InSite Vision, please visit www.insitevision.com.

Forward-Looking Statements

This news release contains certain statements of a forward-looking nature relating to future events, including InSite’s clinical plans for its Phase 3 product candidates, including the timing of enrollment and completion of its DOUBle Phase 3 clinical trial and the expected timing of its Phase 3 BromSite clinical trial, and Phase 1/2 product candidate and the timing thereof, InSite’s strategic plans, including with respect to filing NDAs for product candidates in 2013; the benefits of and prospects for InSite’s product candidates, including the statements in the quote from our Chief Executive Officer set forth above. Such statements entail a number of risks and uncertainties, including but not limited to: InSite’s ability to effectively design and conduct clinical trials for its product candidates and the results and timing thereof; InSite’s reliance on third parties for the commercialization of its products including Merck, Bausch & Lomb and Pfizer and the effectiveness of the efforts of these third parties; the ability of InSite to maintain its corporate collaborations, particularly with Merck; the ability of InSite to enter into and maintain corporate collaborations for its product candidates; its ability to adequately protect its intellectual property and to be free to operate with regard to the intellectual property of others and determinations of the U.S. Patent and Trademark Office regarding same, InSite’s ability to expand its product candidates and advance them through the clinic; InSite’s ability to effectively and on a timely basis enroll patients into its clinical trials and acquire materials used in its clinical trials and complete such clinical trials in a timely manner; InSite’s ability to compete effectively, either alone or through its partners, with other companies offering competing products or treatments; InSite’s ability to maintain and develop additional collaborations and commercial agreements with corporate partners, including those with respect to AzaSite; and determinations by the U.S. Food and Drug Administration. Reference is made to the discussion of these and other risk factors detailed in InSite Vision’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K and its quarterly reports on Form 10-Q, under the caption “Risk Factors” and elsewhere in such reports. Any forward-looking statements or projections are based on the limited information currently available to InSite Vision, which is subject to change. Although any such forward-looking statements or projections and the factors influencing them will likely change, InSite Vision undertakes no obligation to update the information. Such information speaks only as of the date of its release. Actual events or results could differ materially and one should not assume that the information provided in this release is still valid at any later date.

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Contact Information

InSite Vision

Louis Drapeau, Chief Financial Officer

510.747.1220

mail@insite.com

Media and investor inquiries:

Michelle Corral or Karen L. Bergman

BCC Partners

415-794-8662

650.575.1509

InSite Vision Incorporated

Condensed Consolidated Statements of Operations

For the Three Months and Year Ended December 31, 2011 and 2010

(in thousands, except per share amounts; unaudited)

	Three months ended December 31,		Year ended December 31,
	2011	2010	2011	2010
Revenues	$3,131	$3,880	$15,923	$11,867

Expenses:
Research and development	2,869	1,393	7,337	4,974
General and administrative	1,216	1,316	5,645	4,511
Cost of revenues, principally royalties to third parties	629	463	1,917	1,727

Total expenses	4,714	3,172	14,899	11,212

Income (loss) from operations	(1,583)	708	1,024	655
Interest expense and other, net	(2,495)	(2,567)	(10,167)	(10,248)
Change in fair value of warrant liability	838	—	2,201	—

Net loss	$(3,240)	$(1,859)	$(6,942)	$(9,593)

Net loss per share:
Basic	$(0.02)	$(0.02)	$(0.06)	$(0.10)

Diluted	$(0.02)	$(0.02)	$(0.06)	$(0.10)

Weighted average shares used in per share calculation:
Basic	131,909	94,807	111,769	94,774

Diluted	131,909	94,807	111,769	94,774

Condensed Consolidated Balance Sheets

At December 31, 2011 and 2010

(in thousands; unaudited)

	December 31,	December 31,
	2011	2010
Assets:
Cash, cash equivalents and short-term investments	$26,395	$16,468
Receivables, prepaid expenses and other current assets	2,576	3,367
Property and equipment, net	345	247
Debt issuance costs, net	3,085	3,504

Total assets	$32,401	$23,586

Liabilities and stockholders’ deficit:
Accounts payable and accrued expenses	$3,056	$2,355
Accrued interest	1,171	3,376
Deferred revenue	—	75
Warrant liability	4,155	—
Secured notes payable	58,558	60,000
Stockholders’ deficit	(34,539)	(42,220)

Total liabilities and stockholders’ deficit	$32,401	$23,586